Exhibit 3.2

Amendments to Amended and Restated By-Laws, Effective February 11, 2009

1.	Article II, Section 8 of the Company’s Amended and Restated By-Laws, as amended (the “By-Laws”), was amended to read in its entirety as follows:

“Section 8.  Advance Notification of Proposals at Stockholders Meeting.

(a) If a stockholder desires to submit a proposal for consideration at an annual or special stockholders meeting, or to nominate persons for election as Directors at any stockholders meeting duly called for the election of Directors, written notice of such stockholder’s intent to make such a proposal or nomination must be given and received by the Secretary of the Corporation at the principal executive offices of the Corporation either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders.  In no event shall any adjournment or postponement of a stockholders’ meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.  Each notice shall describe the proposal, nomination or nominations in sufficient detail for the proposal, nomination or nominations to be summarized on the agenda for the meeting and shall set forth:

(i) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), A the name and address, as it appears on the books of the Corporation, of the stockholder and such Stockholder Associated Person and, if different, their current names and addresses and (B) the investment strategy or objective, if any, of such stockholder or Stockholder Associated Person and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder or Stockholder Associated Person;

(ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination;

(iii) as to the stockholder giving the notice and any Stockholder Associated Person, (A) the class and number of all shares of the Corporation which are owned of record by such stockholder or such Stockholder Associated Person, if any, (B) the class and number of, and the nominee holder for, any shares of the Corporation owned beneficially but not of record by such stockholder or such Stockholder Associated Person, if any; and (C) a description of all Derivative Transactions (as defined below) by such stockholder or such Stockholder Associated Person during the previous 12-month period, including the date of the transactions and the class and number of securities involved in, and the material economic terms of, the transactions, such description also to include all information that such stockholder or Stockholder Associated Person would be required to report on an Insider Report (as defined below) if such stockholder or Stockholder Associated Person were a director of the Corporation or the beneficial owner of more than ten percent of the shares of the Corporation at the time of the transactions; and

(iv) to the extent known by the stockholder giving the notice, the name and address of any other person who owns, beneficially or of record, any shares of stock of the Corporation and who supports the proposal of such business, the nomination or the nominations on the date of such stockholder’s notice.

(b) In addition to the requirements in clause (a) above, in the case of a stockholder proposal, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of the stockholder or any Stockholder Associated Person in such business.

(c) In addition tot the requirements in clause (a) above, in the case of a nomination or the nominations of any person for election as a Director, the notice shall set forth:  (i) the name, age, business address and residence address of any person to be nominated; (ii) the principal occupation or employment of such person; (iii) a description of all arrangements or understandings, including all compensation and financial arrangements, between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iii) such other information required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iv) the consent of each nominee to serve as a Director of the Corporation if so elected.

(d) The procedures set forth in this Section 8 shall be the exclusive means for a stockholder to bring business before an annual or special stockholders meeting, or to nominate persons for election as Directors at any stockholders meeting duly called for the election of Directors; provided, however, that, once business has been properly brought before an annual meeting or a special meeting in accordance with such procedures, nothing in this Section 8 shall be deemed to preclude discussion by any stockholder of any such business.  The presiding officer of the annual or special meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure, and any such proposal or nomination not properly brought before the meeting shall not be considered.

(e) If information submitted pursuant to this Section 8 shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 8.  Any information previously submitted by the stockholder pursuant to this Section 8 shall be supplemented by such stockholder and Stockholder Associated Person, if any, not later than ten days after the record date for the annual meeting or special meeting in order to disclose any material change in such information as of the record date.  If a stockholder fails to provide such written update within such period, the information as to which written update was required may be deemed not to have been provided in accordance with this Section 8.

(f) To be eligible to be a nominee for election of the Corporation, an individual must additionally deliver (in accordance with the time periods for delivery of notice prescribed above) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire with respect to the background and qualification of such nominee (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(g) For purposes of this Section 8:

(i) a “Stockholder Associated Person” of any stockholder shall mean (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (C) any person controlling, controlled by or under common control with such stockholder or a Stockholder Associated Person as defined in the foregoing clauses (A) and (B);

(ii) “Derivative Transaction” by a person shall mean any (A) transaction in, or arrangement, agreement or understanding with respect to, any option, warrant, convertible security, stock appreciation right or similar right with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any security of the Corporation, or any similar instrument with a value derived in whole or in part from the value of a security of the Corporation, in any such case whether or not it is subject to settlement in a security of the Corporation or otherwise and (B) any transaction, arrangement, agreement or understanding which included or includes an opportunity for such person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Corporation or to increase or decrease the number of securities of the Corporation which such person was, is or will be entitled to vote, in any case whether or not it is subject to settlement in a security of the Corporation or otherwise; and

(iii) “Insider Report” shall mean a statement required to be filed pursuant to Section 16 of the Exchange Act (or any successor provisions), by a person who is a director of the Corporation or who is directly or indirectly the beneficial owner of more than ten percent of the shares of the Corporation.

(h) This Section 8 is expressly intended to apply to any business proposed to be brought before an annual meeting or a special meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act.  In addition to the requirements of this Section 8 with respect to any business proposed to be brought before an annual meeting, each stockholder submitting such business before an annual meeting of stockholders shall comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8.  Nothing in this Section 8 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.”

2.           Article II, Section 8 of the By-Laws, which was replaced and superseded pursuant to the amendment referenced in Item 1 above, read prior to such amendment as follows:

“Section 8.  Advance Notification of Proposals at Stockholders Meeting.  If a stockholder desires to submit a proposal for consideration at an annual or special stockholders meeting, or to nominate persons for election as Directors at any stock holders meeting duly called for the election of Directors, written notice of such stockholder’s intent to make such a proposal or nomination must be given and received by the Secretary of the Corporation at the principal executive offices of the Corporation either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 60 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such  meeting is first sent or given to stockholders.  Each notice shall describe the proposal or nomination in sufficient detail for the proposal or nomination to be summarized on the agenda for the meeting and shall set forth:  (i) the name and address, as it appears on the books of the Corporation, of the stockholder who intends to make the proposal or nomination; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination; and (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder.  In addition, in the case of a stockholder proposal, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of the stockholder in such business.  In the case of a nomination of any person for election as a Director, the notice shall set forth:  (i) the name and address of any person to be nominated; (ii) a description of all arrangements or understandings between the stock holder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iii) such other information required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (iv) the consent of each nominee to serve as a Director of the Corporation if so elected.  The presiding officer of the annual or special meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made incompliance with the foregoing procedure, and any such proposal or nomination not properly brought before the meeting shall not be considered.”